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                                                                    Exhibit 10.6

                  FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION
                                OF WESTCHESTER

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT


     WHEREAS, First Federal Savings and Loan Association of Westchester (the "Association") and Westcorp Bancorp Inc., a corporation organized under the laws of the State of Delaware and which is the holding company for the Association (the "Holding Company"), entered into the First Federal Savings and Loan Association of Westchester Employment Agreement (the "Agreement") with Richard A. Brechlin, ("Executive") as of June 21, 1993; and

     WHEREAS, the Association wishes to amend and restate the Agreement to clarify the payments upon a Change in Control, as that term is used in Section 5 of the Agreement and make certain other amendments to the Agreement; and

     NOW THEREFORE, upon mutual agreement of the parties to the Agreement as evidenced by their signatures below, the Agreement is hereby amended and restated, effective ______________, as follows:

1.  POSITION AND RESPONSIBILITIES.

     During the period of his employment hereunder, Executive agrees to serve as Executive Vice President and Chief Financial Officer of the Association. The Executive shall render administrative and management services to the Association such as are customarily performed by persons situated in a similar executive capacity. Failure to reelect Executive as Executive Vice President and Chief Financial Officer of the Association without the consent of the Executive shall constitute a breach of this Agreement.

2.  TERMS.

     (a) The period of Executive's employment under this Agreement shall be deemed to have commenced as of June 21, 1993, and shall continue for a period of twenty-four (24) full calendar months thereafter. Commencing on the first anniversary date of this Agreement, and continuing at each anniversary date thereafter, the board of directors of the Association ("Board") may extend the Agreement an additional year. The Board will review the Agreement and the Executive's performance annually for purposes of determining whether to extend the Agreement, and the results thereof shall be included in the minutes of the Board's meeting. In the event of a Change in Control as hereinafter defined in
Section 5, this Agreement shall automatically renew upon the date of the Change in Control such that the remaining term of the Agreement shall be two (2) years.
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     (b)  During the period of his employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Executive shall devote substantially all his business time, attention, skill, and efforts to the faithful performance of his duties hereunder including activities and services related to the organization, operation and management of the Association and participation in community and civic organizations; provided, however, that, with the approval of the Board, as evidenced by a resolution of such Board, from time to time, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations, which, in such Board's judgment, will not present any conflict of interest with the Association, or materially affect the performance of Executive's duties pursuant to this Agreement.

3.  COMPENSATION AND REIMBURSEMENT.

     (a) The compensation specified under this Agreement shall constitute the salary and benefits paid for the duties described in Section 1. The Association shall pay Executive as compensation a salary of not less than $97,250.00 per year ("Base Salary"). Such Base Salary shall be payable bi-weekly. During the period of this Agreement, Executive's Base Salary shall be reviewed at least annually; the first such review will be made no later than one year from the date of this Agreement. Such review shall be conducted by a Committee designated by the Board, and the Board may increase Executive's Base Salary. In addition to the Base Salary provided in this Section 3(a), the Association shall provide Executive at no cost to Executive with all such other benefits as are provided uniformly to permanent full-time employees of the Association.

     (b) The Association will provide Executive with employee benefit plans, arrangements and perquisites substantially equivalent to those in which Executive was participating or otherwise deriving benefit from immediately prior to the beginning of the term of this Agreement, and the Association will not, without Executive's prior written consent, make any changes in such plans, arrangements or perquisites which would adversely affect Executive's rights or benefits thereunder. Without limiting the generality of the foregoing provisions of this Subsection (b), Executive will be entitled to participate in or receive benefits under any employee benefit plans including but not limited to, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, health-and-accident plan, medical coverage or any other employee benefit plan or arrangement made available by the Association in the future to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Executive will be entitled to incentive compensation and bonuses as provided in any plan of the Association in which Executive is eligible to participate. Nothing paid to the Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which the Executive is entitled under this Agreement.

     (c)  In addition to the Base Salary provided for by paragraph (a) of this
Section 3, the Association shall pay or reimburse Executive for all reasonable travel and other reasonable

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expenses incurred by Executive performing his obligations under this Agreement and may provide such additional compensation in such form and such amounts as the Board may from time to time determine.

4.  PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION.

     The provisions of this Section shall in all respects be subject to the terms and conditions stated in Sections 8 and 16.

     (a) Upon the occurrence of an Event of Termination (as herein defined) during the Executive's term of employment under this Agreement, the provisions of this Section shall apply. As used in this Agreement, an "Event of Termination" shall mean and include any one or more of the following: (i) the termination by the Association or the Holding Company of Executive's full-time employment hereunder for any reason other than a Change in Control, as defined in Section 5(a) hereof, disability, as defined in Section 6(a) hereof, retirement, as defined in Section 7 hereof, or for Cause, as defined in Section 8 hereof; (ii) Executive's resignation from the Association's employ, upon any
(A) failure to elect or reelect or to appoint or reappoint Executive as Executive Vice President and Chief Financial Officer, (B) material change in Executive's function, duties, or responsibilities, which change would cause Executive's position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in Section 1, above, (and any such material change shall be deemed a continuing breach of this Agreement), (C) a relocation of Executive's principal place of employment by more than 30 miles from its location at the effective date of this Agreement, or a material reduction in the benefits and perquisites to the Executive from those being provided as of the effective date of this Agreement, (D) liquidation or dissolution of the Association or Holding Company, or (E) breach of this Agreement by the Association. Upon the occurrence of any event described in clauses (A), (B), (C), (D) or (E), above, Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon not less than sixty (60) days written notice given within a reasonable period of time not to exceed, except in case of a continuing breach, four calendar months after the event giving rise to said right to elect.

     (b) Upon the occurrence of an Event of Termination, on the Date of Termination, as defined in Section 9, the Association shall be obligated to pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a sum equal to the payments due for the remaining term of the Agreement including Base Salary, bonuses and any other cash or deferred compensation paid, or to be paid, to the Executive, and the amount of any benefits received pursuant to any employee benefit plans maintained by the Association during such years; provided, however, that if the Association is not
                               --------  -------
in compliance with its minimum capital requirements or if such payments would cause the Association's capital to be reduced below its minimum capital requirements, such payments shall be deferred until such time as the Association is in capital compliance. At the election of the Executive, which election is to be made within thirty (30) days of the Executive's Date of Termination, such payments shall be made in a lump sum or paid

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monthly during the remaining term of the agreement following the Executive's termination. In the event that no election is made, payment to the Executive will be made on a monthly basis during the remaining term of the agreement. Such payments shall not be reduced in the event the Executive obtains other employment following termination of employment.

     (c) Upon the occurrence of an Event of Termination, the Association will cause to be continued life, medical, dental and disability coverage substantially identical to the coverage maintained by the Association for Executive prior to his termination. Such coverage shall cease upon the expiration of the remaining term of this Agreement.

     (d) In the event that the Executive is receiving monthly payments pursuant to Section 4(b) hereof, on an annual basis, thereafter, between the dates of January 1 and January 31 of each year, Executive shall elect whether the balance of the amount payable under the Agreement at that time shall be paid in a lump sum or on a pro rata basis. Such election shall be irrevocable for the year for which such election is made.

5.  CHANGE IN CONTROL.

     (a) For purposes of this Agreement, a "Change in Control" of the Holding Company or the Association shall mean an event of a nature that: (i) would be required to be reported in response to Item 1(a) of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"); or (ii) results in a Change in Control of the Association or the Holding Company within the meaning of the Home Owners' Loan Act of 1933, as amended, the Federal Deposit Insurance Act, and the Rules and Regulations promulgated by the Office of Thrift Supervision (or its predecessor agency), as in effect on the date hereof (provided, that in applying the definition of change in control as set forth under the Rules and Regulations of the OTS, the Board shall substitute its judgment for that of the OTS); or (iii) without limitation such a Change in Control shall be deemed to have occurred at such time as (A) any "person" (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities of the Association or the Holding Company representing 20% or more of the Association's or the Holding Company's outstanding voting securities or right to acquire such securities except for any voting securities of the Association purchased by the Holding Company and any voting securities purchased by any employee benefit plan of the Holding Company or its Subsidiaries, or (B) individuals who constitute the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Holding Company's stockholders was approved by a Nominating Committee solely composed of members which are Incumbent Board members, shall be, for purposes of this clause (B), considered as though he were a member of the Incumbent Board, or (C) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Association or the Holding Company or similar

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transaction occurs or is effectuated in which the Association or Holding Company is not the resulting entity; provided, however, that such an event listed above will be deemed to have occurred or to have been effectuated upon the receipt of all required federal regulatory approvals not including the lapse of any statutory waiting periods, or (D) a proxy statement has been distributed soliciting proxies from stockholders of the Holding Company, by someone other than the current management of the Holding Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Holding Company or Association with one or more corporations as a result of which the outstanding shares of the class of securities then subject to such plan or transaction are exchanged for or converted into cash or property or securities not issued by the Association or the Holding Company shall be distributed, or (E) a tender offer is made for 20% or more of the voting securities of the Association or Holding Company then outstanding.

     (b) If any of the events described in Section 5(a) hereof constituting a Change in Control have occurred or the Board has determined that a Change in Control has occurred, Executive shall be entitled to the benefits provided in paragraphs (c), (d), (e) and (f) of this Section 5 upon his subsequent termination of employment at any time during the term of this Agreement (regardless of whether such termination results from his dismissal or his resignation at any time during the term of this Agreement following any demotion, loss of title, office or significant reduction in authority or responsibility, significant reduction in annual compensation or benefits or relocation of his principal place of employment by more than 30 miles from its location immediately prior to the Change in Control), unless such termination is because of his death, termination for Cause or termination for Disability.

     (c) Upon the occurrence of a Change in Control followed by the Executive's termination of employment, the Association shall pay Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a sum equal to the greater of the payments due for the remaining term of the Agreement or two (2) times the average of the three (3) preceding years' compensation, including, but not limited to, Base Salary, bonuses, any other cash or deferred compensation paid to, or accrued on behalf of, the Executive during such years, any amounts taken into income by the Executive with respect to the exercise of stock option(s) or the vesting of restricted stock (including stock transferred to the Executive under the Association Recognition and Retention Plan), and the amount of any contributions made to any employee benefit plans, on behalf of the Executive, maintained by the Association or the Holding Company during such years, except to the extent such benefits are otherwise payable to the Executive under such plan solely as a result of a Change in Control. At the election of the Executive, which election is to be made within thirty (30) days of the Date of Termination following a Change in Control, such payment may be made in a lump sum or paid in equal monthly installments during the twenty-four (24) months following the Executive's termination. In the event that no election is made, payment to the Executive will be made on a monthly basis during the remaining term of the Agreement.

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     (d)  Upon the occurrence of a Change in Control followed by the Executive's termination of employment, the Association will cause to be continued life, medical, dental and disability coverage substantially identical to the coverage maintained by the Association for Executive prior to his severance. Such coverage and payments shall cease upon the expiration of twenty-four (24) months.

     (e) In the event that the Executive is receiving monthly payments pursuant to Section 5(c) hereof, on an annual basis, thereafter, between the dates of January 1 and January 31 of each year, Executive shall elect whether the balance of the amount payable under the Agreement at that time shall be paid in a lump sum or on a pro rata basis. Such election shall be irrevocable for the year for which such election is made.

     (f) Notwithstanding the preceding paragraphs of this Section 5, in the event that:

     (i) the aggregate payments or benefits to be made or afforded to Executive under said paragraph (the "Termination Benefits") would be deemed to include an "excess parachute payment" under Section 280G of the Internal Revenue Code of 1986 (the "Code") or any successor thereto (taking into account any other plan, arrangement or other agreement under which the Executive is entitled to benefit in connection with the Change in Control (as defined herein)), and

     (ii) if such Termination Benefits were reduced to an amount (the "Non-Triggering Amount"), the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive's "base amount", as determined in accordance with said Section 280G, and the Non-Triggering Amount would be greater than the aggregate value of the Termination Benefits (without such reduction) minus the amount of tax required to be paid by Executive thereon by Section 4999 of the Code, then the Termination Benefits shall be reduced to the Non-Triggering Amount. The allocation of the reduction required by the preceding paragraphs of this Section 5 shall be determined by the Executive.

6.  TERMINATION FOR DISABILITY.

     (a) If, as a result of Executive's incapacity due to physical or mental illness, he shall have been absent from his duties with the Association on a full-time basis for twelve (12) consecutive months, and within thirty (30) days after written notice of potential termination is given he shall not have returned to the full-time performance of his duties, the Association or the Holding Company may terminate Executive's employment for "Disability."

     (b) The Association will pay Executive, as disability pay, a bi-weekly payment equal to seventy-five percent (75%) of Executive's bi-weekly rate of Base Salary on the effective date of such termination. These disability payments shall commence on the effective date of Executive's termination and will end on the earlier of (i) the date Executive returns to the full-time

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employment of the Association in the same capacity as he was employed prior to his termination for Disability and pursuant to an employment agreement between Executive and the Association; (ii) Executive's full-time employment by another employer; (iii) Executive attaining the normal age of retirement or receiving benefits under the Association's Defined Benefit Plan; (iv) Executive's death; or (v) Executive's eligibility to collect payments under the disability provision of the Defined Benefit Plan. The benefits provided for by this paragraph shall be in addition to any payments made to Executive under the terms of any disability income insurance for Executive provided by the Association.

     (c) The Association will cause to be continued life, medical, dental and disability coverage substantially identical to the coverage maintained by the Association for Executive prior to his termination for Disability. This coverage shall cease upon the earlier of (i) the date Executive returns to the full-time employment of the Association, in the same capacity as he was employed prior to his termination for Disability and pursuant to an employment agreement between Executive and the Association; (ii) Executive's full-time employment by another employer; (iii) Executive's attaining the normal age of retirement or receiving benefits under the Association's Defined Benefit Plan; (iv) the Executive's death; or (v) the Executive's eligibility to collect payments under the disability provision of the Defined Benefit Plan.

     (d) Notwithstanding the foregoing, there will be no reduction in the compensation otherwise payable to Executive during any period during which Executive is incapable of performing his duties hereunder by reason of temporary disability.

7.  TERMINATION UPON RETIREMENT.

     Termination by the Association of the Executive based on "Retirement" shall mean termination in accordance with the Association's retirement policy or in accordance with any retirement arrangement established with Executive's consent with respect to him. Upon termination of Executive upon Retirement, Executive shall be entitled to all benefits under any retirement plan of the Association and other plans to which Executive is a party.

8.  TERMINATION FOR CAUSE.

     The term "Termination for Cause" shall mean termination because of the Executive's personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation (other than traffic violations or similar offenses) or final cease-and-desist order or any material breach of this Agreement. In determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the savings institutions industry. For purposes of this section, no act or the failure to act, on Executive's part shall be "willful" unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interests of the Association and its affiliates. Notwithstanding the foregoing, Executive shall not be deemed to have been Terminated for Cause unless and until

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there shall have been delivered to him a Notice of Termination which shall include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail. The Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause. Any stock options and related limited rights granted to Executive under any stock option plan or unvested awards granted to Executive under any other stock benefit plan of the Association, the Holding Company or any subsidiary or affiliate thereof, shall become null and void effective upon Executive's receipt of Notice of Termination for Cause pursuant to Section 9 hereof, and shall not be exercisable by or delivered to Executive at any time subsequent to such Termination for Cause.

9.  NOTICE.

     (a) Any purported termination by the Association or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

     (b) "Date of Termination" shall mean (A) if Executive's employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that he shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), and (B) if his employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a Termination for Cause, shall be immediate).

10. POST-TERMINATION OBLIGATIONS.

     (a) All payments and benefits to Executive under this Agreement shall be subject to Executive's compliance with paragraph (b) of this Section 10 during the term of this Agreement and for one (1) full year after the expiration or termination hereof.

     (b) Executive shall, upon reasonable notice, furnish such information and assistance to the Association as may reasonably be required by the Association in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.

11. NON-COMPETITION.

     (a) Upon any termination of Executive's employment hereunder pursuant to an Event of Termination as provided in Section 4 hereof, Executive agrees not to compete with the

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Association and/or the Holding Company for a period of one (1) year following such termination in any city, town or county in which the Association and/or the Holding Company has an office or has filed an application for regulatory approval to establish an office, determined as of the effective date of such termination, except as agreed to pursuant to a resolution duly adopted by the Board. Executive agrees that during such period and within said cities, towns and counties, Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Association and/or the Holding Company. The parties hereto, recognizing that irreparable injury will result to the Association and/or the Holding Company, its business and property in the event of Executive's breach of this Subsection 11(a) agree that in the event of any such breach by Executive, the Association and/or the Holding Company will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive, Executive's partners, agents, servants, employers, employees and all persons acting for or with Executive. Executive represents and admits that in the event of the termination of his employment pursuant to Section 8 hereof, Executive's experience and capabilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Association and/or the Holding Company, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Association and/or the Holding Company from pursuing any other remedies available to the Association and/or the Holding Company for such breach or threatened breach, including the recovery of damages from Executive.

     (b) Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Association and affiliates thereof, as it may exist from time to time, is a valuable, special and unique asset of the business of the Association. Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the Association or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever. Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Association. In the event of a breach or threatened breach by the Executive of the provisions of this Section 11, the Association will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Association or affiliates thereof, or from rendering any services to any person, firm, corporation, other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Association from pursuing any other remedies available to the Association for such breach or threatened breach, including the recovery of damages from Executive.

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12.  SOURCE OF PAYMENTS.

     All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Association. The Holding Company, however, unconditionally guarantees payment and provision of all amounts and benefits due hereunder to Executive and, if such amounts and benefits due from the Association are not timely paid or provided by the Association, such amounts and benefits shall be paid or provided by the Holding Company.

13. EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.

     This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Association or any predecessor of the Association and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

14. NO ATTACHMENT.

     (a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

     (b) This Agreement shall be binding upon, and inure to the benefit of, Executive and the Association and their respective successors and assigns.

15. MODIFICATION AND WAIVER.

     (a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

     (b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

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16.  REQUIRED PROVISIONS.

     (a) The Association may terminate the Executive's employment at any time, but any termination by the Association, other than Termination for Cause, shall not prejudice Executive's right to compensation or other benefits under this Agreement. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause as defined in Section 8 hereinabove.

     (b) If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Association's affairs by a notice served under Section 8(e)(3) (12 USC 1818(e)(3)) or 8(g)(1) (12 USC 1818(g)(1)) of the Federal Deposit Insurance Act, the Association's obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Association may in its discretion (i) pay the Executive all or part of the compensation withheld while their contract obligations were suspended and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

     (c) If the Executive is removed and/or permanently prohibited from participating in the conduct of the Association's affairs by an order issued under Section 8(e)(4) (12 USC (S)1818(e)(4)) or 8(g)(1) (12 USC (S)1818(g)(1))
of the Federal Deposit Insurance Act, all obligations of the Association under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

     (d) If the Association is in default as defined in Section 3(x)(1) (12 USC 1813(x)(1)) of the Federal Deposit Insurance Act, all obligations of the Association under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

     (e) All obligations of the Association under this contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the institution, (i) by the Federal Deposit Insurance Corporation, at the time FDIC enters into an agreement to provide assistance to or on behalf of the Association under the authority contained in Section 13(c) (12 USC (S)1823(c)) of the Federal Deposit Insurance Act; or (ii) by the Office of Thrift Supervision ("OTS") at the time the OTS or its District Director approves a supervisory merger to resolve problems related to the operations of the Association or when the Association is determined by the OTS or FDIC to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

     (f) Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with 12 U.S.C.
(S)1828(k) and any regulations promulgated thereunder.

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17. SEVERABILITY.

     If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

18. HEADINGS FOR REFERENCE ONLY.

     The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

19. GOVERNING LAW.

     This Agreement shall be governed by the laws of the State of Illinois but only to the extent not preempted by federal law.

20. ARBITRATION.

     Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by the Executive within fifty (50) miles from the location of the Association, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

     In the event any dispute or controversy arising under or in connection with Executive's termination is resolved in favor of the Executive, whether by judgment, arbitration or settlement, Executive shall be entitled to the payment of all back-pay, including salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due Executive under this Agreement.

21. PAYMENT OF LEGAL FEES.

     All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Association if Executive is successful on the merits pursuant to a legal judgment, arbitration or settlement.

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22. INDEMNIFICATION.

     The Association shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors' and officers' liability insurance policy at its expense, or in lieu thereof, shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under federal law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Association (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys' fees and the cost of reasonable settlements.

23.  SUCCESSOR TO THE ASSOCIATION.

     The Association shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Association or the Holding Company, expressly and unconditionally to assume and agree to perform the Association's obligations under this Agreement, in the same manner and to the same extent that the Association would be required to perform if no such succession or assignment had taken place.

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